Exhibit 99.24(b)(8)(d)(1)

AMENDMENT TO PARTICIPATION AGREEMENT

Among

T. ROWE PRICE EQUITY SERIES, INC.,

T. ROWE PRICE FIXED INCOME SERIES, INC.,

T. ROWE PRICE INVESTMENT SERVICES, INC.

And

SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

THIS AMENDMENT is made and entered into by and among Southern Farm Bureau Life Insurance Company (hereinafter the “Company”), a Mississippi insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A to the Participation Agreement as amended by the First Amendment, and the undersigned funds, each, a corporation organized under the laws of Maryland (each hereinafter referred to as the “Fund”), and T. Rowe Price Investment Services, Inc. (hereinafter the “Underwriter”), a Maryland corporation.

WHEREAS, the Company, the Fund and the Underwriter entered into a Participation Agreement dated July 8, 1999 (herein the “Participation Agreement”), to facilitate the purchase by the Company, on behalf of certain segregated asset accounts of the Company, shares in certain portfolios of securities managed by the Fund;

WHEREAS, the Company, the Fund and the Underwriter entered into an Amendment to Participation Agreement dated September 5, 2001 (herein the “First Amendment”), to amend certain provisions of the Participation Agreement; and

WHEREAS, the Company, the Fund and the Underwriter desire to further amend certain provisions of the Participation Agreement;

NOW THEREFORE, for and in consideration of the mutual promises of the parties and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Company, the Fund and the Underwriter hereby agree as follows:

1.     ARTICLE XI of the Participation Agreement is hereby amended in its entirety to read as follows:

ARTICLE XI.        Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the fund:

T. Rowe Price Associates, Inc.

100 East Pratt Street

Baltimore, Maryland 21202

Attention: Henry H. Hopkins

If to the Company:

Southern Farm Bureau Life Insurance Company

1401 Livingston Lane

Jackson, Mississippi 39213

Attention: General Counsel

If to the Underwriter:

T. Rowe Price Investment Services, Inc.

100 East Pratt Street

Baltimore, Maryland 21202

Attention: Henry H. Hopkins

2.     Except as hereinabove expressly modified or amended, all of the terms and conditions contained in the Participation Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the date specified below.

COMPANY:	SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

By its authorized officer

	By:	/s/ Joseph A. Purvis
Name: Joseph A. Purvis
Title: Senior Vice President, General Counsel and Secretary
Date: February 9, 2006

FUND:	T. ROWE PRICE EQUITY SERIES, INC.

By its authorized officer

	By:	/s/ Henry H. Hopkins
Name: Henry H. Hopkins
Title: Vice President
Date: February 15, 2006

FUND:	T. ROWE PRICE FIXED INCOME SERIES, INC.

By its authorized officer

	By:	/s/ Henry H. Hopkins
Name: Henry H. Hopkins
Title: Vice President
Date: February 15, 2006

UNDERWRITER:	T. ROWE PRICE INVESTMENT SERVICES, INC.

By its authorized officer

	By:	/s/ Darrell N. Braman
Name: Darrell N. Braman
Title: Vice President
Date: February 14, 2006